Exhibit 99.1

LBI Media, Inc. Reports Second Quarter 2010 Results

Burbank, CA – August 16, 2010 – LBI Media, Inc. reported its financial results today for the three and six months ended June 30, 2010.

The following discussion and analysis of our financial condition and results of operations incorporates restated financial results for the three and months ended June 30, 2009. Due to our restatement for accounting errors relating to the classification and valuation of certain deferred tax accounts relating to our indefinite-lived intangible assets, all comparisons to June 30, 2009 contained within this press release reflect restated financial results.

For the three months ended June 30, 2010, net revenues increased by $2.6 million, or 9.4%, to $30.7 million, from $28.1 million for the same period in 2009. Net revenues for the six months ended June 30, 2010 increased by $4.8 million, or 9.6%, to $54.3 million, from $49.5 million for the same period in 2009.

Commenting on the company’s earnings results, Lenard Liberman, Chief Executive Officer and President said, “Our second quarter results represent our second consecutive quarter of year-over-year revenue growth, which was driven by improvement in our TV segment and by the performance of EstrellaTV, our national television network.

“We remain pleased with the performance and steady distribution gains of EstrellaTV. Over the last three months, we have signed agreements with three new affiliates in Wichita, Kansas, Reno, Nevada and Tulsa, Oklahoma. We also recently completed the purchase of television station KETD serving Denver, Colorado, the nation’s 15th largest Hispanic television market. Upon completion of our purchase of selected television station assets in Chicago, the nation’s 6th largest Hispanic television market, EstrellaTV will be distributed in 35 markets covering over 76% of U.S. Hispanic television households. We continue to be in active discussions with potential affiliation partners and are working to finalize a number of additional distribution platforms.

“EstrellaTV continues to deliver solid performance in the Nielsen ratings. We ranked fourth among the many nationally rated Spanish language television networks in primetime for May sweeps in the adult demographics. We expect our ratings performance to improve as we continue to invest in our internally-produced programming, add new affiliates and further expand our distribution platform.”

“Moving forward, we are focused on strengthening our programming lineup through the development and introduction of compelling content, securing further distribution gains for EstrellaTV, and positioning our radio and television broadcasting assets for growth as the advertising market recovers.”

Results for the Three Months Ended June 30, 2010

Net revenues increased by $2.6 million, or 9.4%, to $30.7 million for the three months ended June 30, 2010, from $28.1 million for the same period in 2009. The change was primarily attributable to increased advertising revenue in our television segment, partially offset by a modest decline in our radio segment.

Net revenues for our radio segment decreased by $0.3 million, or 1.7%, to $16.4 million for the three months ended June 30, 2010, from $16.7 million for the same period in 2009.

Net revenues for our television segment increased by $2.9 million, or 25.7%, to $14.3 million for the three months ended June 30, 2010, from $11.4 million for the same period in 2009. This increase was primarily attributable to increased advertising revenue in our television segment, reflecting incremental revenue from our EstrellaTV television network, as well as growth in our California and Texas markets.

Total operating expenses increased by $6.0 million, or 31.5%, to $25.2 million for the three months ended June 30, 2010, as compared to $19.2 million for the same period in 2009. This increase was primarily attributable to a $4.9 million increase in program and technical expenses, and resulted from (1) an increase in amortization of capitalized costs related to the production of original programming content and the production of a new hit show that was not produced in the second quarter of 2009, and (2) incremental ratings service fees and satellite costs related to our EstrellaTV network. The increase was also attributable to a $1.8 million increase in broadcast license and long-lived asset impairment charges, a $0.2 million increase in selling, general and administrative expenses and a $0.1 million increase in depreciation expense. These increases were partially offset by a $1.0 million change in (gain) loss on sale and disposal of property and equipment.

Adjusted EBITDA(1) decreased by $2.4 million, or 20.1%, to $9.8 million for the three months ended June 30, 2010, from $12.2 million for the same period in 2009. The decrease was primarily the result of the increase in program and technical expenses, partially offset by increased advertising revenue in our television segment, as discussed above.

(1)

We define Adjusted EBITDA as net income or loss less discontinued operations, net of income taxes, plus income tax expense or benefit, gain or loss on sale and/or disposal of property and equipment, net interest expense, interest rate swap expense or income, impairment of broadcast licenses and long-lived assets, depreciation, stock-based compensation expense and other non-cash gains and losses. Management considers this measure an important indicator of our liquidity relating to our operations because it eliminates the effects of certain non-cash items, our discontinued operations and our capital structure. This measure should be considered in addition to, but not as a substitute for, or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the U.S., such as cash flows from operating activities, operating income or loss and net income or loss. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures. See tables at the end of this press release for a reconciliation of net cash (used in) provided by operating activities to Adjusted EBITDA.

We recognized a net loss of $1.3 million for the three months ended June 30, 2010, as compared to a net income of $0.5 million for the same period in 2009, a change of $1.8 million. This change was primarily attributable to the increases in program and technical expenses and broadcast license and long-lived asset impairment charges, partially offset by higher net revenues, and lower income tax expenses, as noted above.

Results for the Six Months Ended June 30, 2010

Net revenues increased by $4.8 million, or 9.6%, to $54.3 million for the six months ended June 30, 2010, from $49.5 million for the same period in 2009. The change was primarily attributable to increased advertising revenue in our television segment, partially offset by a modest decline in our radio segment.

Net revenues for our radio segment decreased by $0.2 million, or 0.8%, to $28.3 million for the six months ended June 30, 2010, from $28.5 million for the same period in 2009.

Net revenues for our television segment increased by $5.0 million, or 23.8%, to $26.0 million for the six months ended June 30, 2010, from $21.0 million for the same period in 2009. This increase was primarily attributable to increased advertising revenue in our television segment, reflecting incremental revenue from our EstrellaTV television network, as well as growth in our California and Texas markets.

Total operating expenses decreased by $44.9 million, or 50.4%, to $44.2 million for the six months ended June 30, 2010, as compared to $89.1 million for the same period in 2009. This decrease was primarily the result of a $49.7 million reduction in broadcast license and long-lived asset impairment charges. Excluding the impact of the impairment charges, total operating expenses increased by $4.8 million, or 12.6%, to $42.4 million for the six months ended June 30, 2010. This increase was primarily attributable to a $7.4 million increase in program and technical expenses, and resulted from (1) an increase in amortization of capitalized costs related to the production of original programming content and (2) incremental ratings service fees and satellite costs related to our EstrellaTV network. The increase in program and technical expenses was partially offset by a $1.6 million gain on our assignment of the asset purchase agreement to acquire radio station KDES-FM and a $1.0 million change in (gain) loss on sale and disposal of property and equipment.

Adjusted EBITDA(1) decreased by $0.8 million, or 4.7%, to $16.8 million for the six months ended June 30, 2010, as compared to $17.6 million for the same period in 2009. The decrease was primarily the result of higher program and technical expenses, partially offset by the $1.6 million cash gain realized on the assignment of the asset purchase agreement related to radio station KDES-FM, and increased advertising revenues in our television segment, as described above.

We recognized a net loss of $3.8 million for the six months ended June 30, 2010, as compared to a net loss of $37.2 million for the same period in 2009, a decrease in net loss of $33.4 million. This change was primarily attributable to the $49.7 million decrease in broadcast license and long-lived asset impairment charges, partially offset by the $15.5 million change in income tax (provision) benefit and the other changes noted above.

Second Quarter 2010 Conference Call

We will host a conference call to discuss our financial results for the three and six months ended June 30, 2010 on Monday, August 16, 2010 at 4:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (877) 879-6174 beginning fifteen minutes prior to the scheduled start time of the call, asking for the “LBI Media, Inc. Second Quarter 2010 Results Conference Call”, and providing confirmation code 2486774 to the operator. The conference call will be recorded and made available for replay through Friday, August 20, 2010. Investors may listen to the replay of the call by dialing (888) 203-1112, then entering the passcode 2486774.

Information for Holders of LBI Media’s 8 1/2% Senior Subordinated Notes due 2017

The financial results for LBI Media, Inc.’s second quarter ended June 30, 2010 will be posted on our website at www.lbimedia.com/investors.html. Holders and beneficial owners of LBI Media, Inc.’s 8 1/2% Senior Subordinated Notes due 2017 may access this information by contacting Wisdom Lu at (818) 729-5316 to receive a temporary username and password.

About LBI Media, Inc.

We are one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. We own 21 radio stations (fifteen FM and six AM) and eight television stations in greater Los Angeles, California (including Riverside, San Bernardino and Orange counties), Houston, Texas, Dallas-Ft. Worth, Texas, San Diego, California, New York, New York, Salt Lake City, Utah, Phoenix, Arizona and Denver, Colorado, and have entered into an asset purchase agreement to purchase the selected assets of an additional television station serving the Chicago, Illinois market. We use one of our television production facilities, located in Burbank, California, to produce our television programming. We are affiliated with twenty-six television stations in various states serving specific market areas including seven in Texas, four in Florida, five in California, two in Nevada and one each in Arizona, Kansas, Nebraska, New Mexico, New York, North Carolina, Oklahoma and Oregon.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of our radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, the successful integration of television and radio assets we acquire, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, our actual performance and results may differ significantly from those anticipated in the forward-looking statements. Please see the recent public filings of our parent, LBI Media Holdings, Inc., for information about these and other risks that may affect us. We and our parent, LBI Media Holdings, Inc., undertake no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Contact: Wisdom Lu, CFA

Chief Financial Officer

(818) 729-5316

Results of Operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
		(As Restated)		(As Restated)
Net revenues	$30,718	$28,085	$54,302	$49,542
Operating expenses:
Program and technical, exclusive of depreciation shown below	10,269	5,342	17,659	10,216
Promotional, exclusive of depreciation shown below	719	806	1,093	1,261
Selling, general and administrative, exclusive of depreciation shown below	9,974	9,725	20,351	20,438
Depreciation	2,508	2,362	4,958	4,818
(Gain) loss on sale and disposal of property and equipment	(28)	941	(25)	941
Impairment of broadcast licenses and long-lived assets	1,772	—	1,772	51,466
Gain on assignment of asset purchase agreement	—	—	(1,599)	—

Total operating expenses	25,214	19,176	44,209	89,140

Operating income (loss)	5,504	8,909	10,093	(39,598)
Interest expense, net of amounts capitalized	(7,033)	(7,103)	(13,999)	(14,055)
Interest rate swap income	612	1,021	857	1,357
Equity in losses of equity method investment	—	(25)	—	(63)
Interest and other income	161	101	376	220

(Loss) income before (provision for) benefit from income taxes and discontinued operations	(756)	2,903	(2,673)	(52,139)
(Provision for) benefit from income taxes	(536)	(2,700)	(1,150)	14,336

(Loss) income from continuing operations	(1,292)	203	(3,823)	(37,803)
Income from discontinued operations, net of income tax (provision) benefit of $0, ($29), $0 and ($58)	—	278	—	575

Net (loss) income	$(1,292)	$481	$(3,823)	$(37,228)

Adjusted EBITDA (2)	$9,763	$12,219	$16,811	$17,642

(2)

Refer to our definition of Adjusted EBITDA in footnote (1). Also, see the tables at the end of this press release for a reconciliation of net cash provided by (used in) operating activities to Adjusted EBITDA.

Results of Operations (continued):

LBI MEDIA, INC.

UNAUDITED SELECTED SEGMENT DATA

(In thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
2010	2010	2009	% Change	2010	2009	% Change
Net revenues:
Radio	$16,449	$16,735	-2%	$28,275	$28,517	-1%
Television	14,269	11,350	26%	26,027	21,025	24%

Total	$30,718	$28,085	9%	$54,302	$49,542	10%
Total operating expenses before stock-based compensation expense, depreciation, (gain) loss on sale and disposal of property and equipment and impairment of broadcast licenses and long-lived assets:
Radio	$8,283	$8,241	1%	$14,850	$16,660	-11%
Television	12,672	7,625	66%	22,641	15,240	49%

Total	$20,955	$15,866	32%	$37,491	$31,900	18%
Stock-based compensation expense:
Corporate	$7	$7	—%	$13	$15	-13%

Total	$7	$7	—%	$13	$15	-13%
Depreciation:
Radio	$1,347	$1,156	17%	$2,679	$2,397	12%
Television	1,161	1,206	4%	2,279	2,421	-6%

Total	$2,508	$2,362	6%	$4,958	$4,818	3%
(Gain) loss on sale and disposal of property and equipment:
Radio	$—	$32	-100%	$—	$32	-100%
Television	(28)	909	-103%	(25)	909	-103%

Total	$(28)	$941	-103%	$(25)	$941	-103%
Impairment of broadcast licenses and long-lived assets:
Radio	$—	$—	—	$—	$31,886	-100%
Television	1,772	—	100%	1,772	19,580	-91%

Total	$1,772	$—	100%	$1,772	$51,466	-97%
Operating income (loss):
Radio	$6,819	$7,306	-7%	$10,746	$(22,458)	148%
Television	(1,308)	1,610	-181%	(640)	(17,125)	96%
Corporate	(7)	(7)	—%	(13)	(15)	-13%

Total	$5,504	$8,909	-38%	$10,093	$(39,598)	125%
Adjusted EBITDA (3)
Radio	$8,166	$8,494	-4%	$13,425	$11,857	13%
Television	1,597	3,725	-57%	3,386	5,785	-41%

Total	$9,763	$12,219	-20%	$16,811	$17,642	-5%

(3)	See footnote (1). Also, see the tables at the end of this release for a reconciliation of operating income (loss) for each segment to Adjusted EBITDA for such segment.

Results of Operations (continued):

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$491	$178
Accounts receivable, net	22,161	18,745
Current portion of program rights, net	590	507
Amounts due from related parties	450	387
Current portion of employee advances	257	241
Prepaid expenses and other current assets	1,140	1,258
Assets held for sale	—	1,403

Total current assets	25,089	22,719

Property and equipment, net	90,894	91,989
Broadcast licenses, net	170,257	161,660
Deferred financing costs, net	5,268	5,915
Notes receivable from related parties	3,033	3,024
Employee advances, excluding current portion	1,524	1,529
Program rights, excluding current portion	9,069	6,734
Notes receivable from parent	21,958	17,839
Other assets	4,493	4,747

Total assets	$331,585	$316,156

Liabilities and shareholder’s deficiency
Current liabilities:
Cash overdraft	$687	$494
Accounts payable	2,455	2,874
Accrued liabilities	7,495	5,535
Accrued interest	8,606	8,610
Amounts due to parent	3,225	1,956
Current portion of long-term debt	1,360	1,355

Total current liabilities	23,828	20,824

Long-term debt, excluding current portion	391,653	375,486
Fair value of interest rate swap	4,377	5,234
Deferred income taxes	19,345	18,482
Other liabilities	1,650	1,579

Total liabilities	440,853	421,605

Shareholder’s deficiency:
Common stock	—	—
Additional paid-in capital	101,778	101,774
Accumulated deficit	(211,046)	(207,223)

Total shareholder’s deficiency	(109,268)	(105,449)

Total liabilities and shareholder’s deficiency	$331,585	$316,156

Results of Operations (continued):

The table set forth below reconciles net cash provided by (used in) operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands)
Net cash provided by (used in) operating activities	$2,710	$5,709	$(1,782)	$1,573
Add:
Income tax expense (benefit)	536	2,700	1,150	(14,336)
Interest expense and interest and other income, net	6,872	7,002	13,623	13,835
Less:
Effect of discontinued operations	—	(296)	—	(610)
Gain on assignment of asset purchase agreement	—	—	1,599	—
Amortization of deferred financing costs	(325)	(317)	(647)	(632)
Amortization of discount on subordinated notes	(73)	(68)	(147)	(135)
Amortization of program rights	(3,540)	(871)	(5,498)	(1,014)
Provision for doubtful accounts	(376)	(394)	(909)	(691)
Changes in operating assets and liabilities:
Cash overdraft	(453)	1,596	(193)	395
Accounts receivable	5,836	4,468	4,243	2,444
Program rights	4,343	1,633	7,916	3,954
Amounts due from related parties	1	15	3	20
Prepaid expenses and other current assets	(192)	5	(118)	(215)
Employee advances	(1)	(30)	11	7
Accounts payable	267	166	400	1,034
Accrued liabilities	138	(1,600)	(1,964)	(2,015)
Accrued interest	(4,862)	(4,908)	4	(170)
Deferred income taxes	(470)	(3,120)	(863)	13,978
Other assets and liabilities	(648)	529	(17)	220

Adjusted EBITDA	$9,763	$12,219	$16,811	$17,642

The following is a reconciliation of operating income (loss) to Adjusted EBITDA for the company’s radio division:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands)
Radio division operating income (loss)	$6,819	$7,306	$10,746	$(22,458)
Depreciation	1,347	1,156	2,679	2,397
(Gain) loss on sale and disposal of property and equipment	—	32	—	32
Impairment of broadcast licenses and long-lived assets	—	—	—	31,886

Radio division Adjusted EBITDA	$8,166	$8,494	$13,425	$11,857

The following is a reconciliation of operating income (loss) to Adjusted EBITDA for the company’s television division:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands)
Television division operating income (loss)	$(1,308)	$1,610	$(640)	$(17,125)
Depreciation	1,161	1,206	2,279	2,421
(Gain) loss on sale and disposal of property and equipment	(28)	909	(25)	909
Impairment of broadcast licenses and long-lived assets	1,772	—	1,772	19,580

Television division Adjusted EBITDA	$1,597	$3,725	$3,386	$5,785